Exhibit 99.1

FOR IMMEDIATE RELEASE

March 9, 2009

Contacts: (Media) Kirstie Foster (763) 764-6364

(Analysts) Kris Wenker (763) 764-2607

GENERAL MILLS ELECTS R. KERRY CLARK TO BOARD OF DIRECTORS
Board Also Declares Regular Quarterly Dividend

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today elected R. Kerry Clark to its board of directors.

Clark is chairman and chief executive officer of Cardinal Health, Inc. (NYSE: CAH). He joined the pharmaceuticals and medical supplies distributor in 2006 as president and chief executive officer. Previously, Clark was vice chairman of the board of The Procter & Gamble Company with responsibility for its $20 billion Family Health business. Over a distinguished 32-year career at Procter & Gamble, Clark held a variety of senior executive roles, including extensive international operating responsibilities. Clark’s election to the General Mills board increases the number of directors to 14.

In other action at its regularly scheduled March meeting, the General Mills board declared a quarterly dividend at the prevailing rate of $.43 per share, payable May 1, 2009, to shareholders of record April 9, 2009. The annualized dividend rate of $1.72 per share for fiscal 2009 represents a 9.6 percent increase over dividends of $1.57 per share paid in fiscal 2008. General Mills and its predecessor firm have paid dividends without reduction or interruption for 110 years.

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